Exhibit 99.1

Myrexis, Inc.	The Ruth Group
Robert Lollini	Stephanie Carrington / Joshua Drumm, PhD (investors)
Chief Executive Officer	(646) 536-7017 / (646) 536-7006
801-214-7815	scarrington@theruthgroup.com/jdrumm@theruthgroup.com
investor.relations@myrexis.com
Victoria Aguiar (media)
(646) 536-7013
vaguiar@theruthgroup.com

Myrexis Initiates Resource Alignment

Salt Lake City, (March 1, 2012) – Myrexis, Inc. (Nasdaq: MYRX) today announced that it has initiated an alignment of its resources including a reduction in force consistent with its February 15, 2012 announcement. The Company will have 30 employees remaining by March 31, 2012, the end of its third fiscal quarter and expects to have approximately 10 employees remaining at June 30, 2012, the end of its fiscal year.

The Company expects to record estimated severance costs of $3.4 million during its third fiscal quarter. The Company estimates future savings in excess of $10.0 million annually resulting from reductions in salaries and benefits and reductions in expenditures relating to laboratory costs. In addition, the Company expects significant future reductions in external drug development costs.

As announced on February 15, 2012, the Board of Directors has retained Stifel Nicolaus Weisel to assist it in reviewing and evaluating a full range of strategic alternatives available to the Company to enhance shareholder value.

The Company is committed to conducting its review of potential alternatives as promptly as practicable. However, there can be no assurances that any particular alternative will be successfully pursued or that any transaction will occur, or on what terms or as to its timing. Myrexis intends to provide additional information as appropriate. The Company continues to actively pursue business development opportunities for each of its programs.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2011, which was filed with the Securities and Exchange Commission on September 13, 2011, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.

# # #